Exhibit 10.2

Form of Non-Qualified Stock Option Agreement

This Non-Qualified Stock Option Agreement (the “Agreement”) is entered into and made as of             , 20     (the “Date of Grant”), between Transmeridian Exploration Incorporated, a Delaware corporation (together with its affiliated entities, the “Company”), and              (the “Optionee”). The Optionee serves as              of the Company, and the Company desires, pursuant to its 2006 Incentive Plan (the “Plan”), to afford an incentive to the Optionee by granting an option to purchase shares of the common stock, par value $0.0006 per share, of the Company (the “Common Stock”).

1) Option Grant. The Company hereby irrevocably grants to the Optionee the option to purchase              shares of Common Stock (the “Option”), subject to adjustment as provided in Section 10 hereof, on the terms and conditions set forth herein.

2) Exercise Price. The exercise price of the Common Stock covered by the Option shall be $             per share, subject to adjustment as provided in Section 10 hereof.

3) Term of Option. Unless earlier terminated pursuant to the provisions of this Agreement or the Plan, the unexercised portion of the Option shall expire and cease to be exercisable at 5:00 p.m. Houston, Texas Time on the tenth anniversary of the Date of Grant (“Expiration Date”). In no event shall any other provision of this Agreement serve to extend the exercise period of the Option beyond the Expiration Date.

4) Vesting of Option. The Option is exercisable only to the extent it is vested. Subject to adjustment pursuant to Section 5, below, the shares subject to the Option shall vest cumulatively as follows:              on             , 20    ,              on             , 20     and              on             , 20    , each as measured from the Date of Grant; provided that the Optionee shall have been continuously employed by, or providing services to, the Company since the Date of Grant.

If the Optionee is a consultant to the Company, vesting shall occur under this section if the Optionee is available to perform the consulting services contemplated under this Agreement on each such anniversary date, whether or not such services are actually being performed on these dates. In the event of a question as to whether the Optionee is available to perform services to the Company, the decision of the Compensation Committee of the Board of Directors of the Company (the “Committee”), in its sole discretion, shall be binding. All or any part of the vested portion of the Option may be exercised at any time in accordance with this Agreement.

5) Termination of Service. In the event of termination of the Optionee’s service relationship (whether as an employee, director, advisor or consultant) with the Company before the Optionee has exercised the Option in full or the Option has expired pursuant to Section 3, the provisions of this Section 5 shall apply. The terms, provisions and definitions of this Section 5 shall have application only for purposes of this Agreement and shall not have general application to the Optionee’s termination of service with the Company.

a.	Termination by Death or Disability. If the Optionee’s service relationship is terminated as a result of the Optionee’s death or disability (as defined in the Plan), then the Optionee shall, solely for the purpose of determining vesting under this Agreement, be credited with service through the next vesting date and the vested portion of the Option (including the portion vested as a result of such crediting of service) shall remain exercisable for a period of one year from the date of the Optionee’s termination of service by reason of death or disability.

b.	Retirement from the Company. If the Optionee retires as an employee or director of the Company upon the attainment of at least 60 years of age with at least five continuous years of service to the Company, the Option shall become fully vested and shall remain exercisable for a period of one year from the date of retirement.

c.	Termination for Cause. In the event that the Optionee’s service to the Company is terminated for Cause (as herein defined), the unexercised portion of the Option, whether vested of unvested, shall immediately be terminated. To the extent that any exercise of the Option has not been completed or has been suspended pending the outcome of a review of the Optionee’s status with the Company by the Committee relating to a potential termination for Cause, such pending exercise may be cancelled upon Optionee’s termination resulting from such Cause. In the event of such cancellation, any payment tendered to the Company for exercise of the Option shall be returned to the Optionee. Solely for the purposes of this Agreement, “Cause” is defined as (i) gross negligence or willful misconduct in the performance or breach of duties required of the Optionee, (ii) conviction of a felony, (iii) the material breach of any corporate policy or code of conduct established by the Company, including the disclosure of confidential information about the Company, or (iv) willful conduct that the Optionee knows or should know is materially injurious to the Company. The Committee is solely responsible for the decision to terminate the Optionee for Cause and the Optionee must be notified in writing of such termination.

d.

Termination Related to Unsatisfactory Performance. If the Optionee’s service relationship is terminated by the Company for Unsatisfactory Performance (as herein defined), and the Optionee has completed at least one year of service to the Company, the Optionee shall, solely for purpose of determining vesting under this Agreement, be credited with an additional four months of service, and the vested portion of the Option (including the portion vested as a result of such crediting of service) shall remain exercisable for a period of 180 days from the date of termination. If the Optionee has not completed one year of service to the Company, the unvested portion of the Option shall immediately expire and cease to be exercisable. Any vested portion of the Option shall remain exercisable for a period of 180 days from the date of termination. Solely for the purposes of this Agreement, “Unsatisfactory Performance” is defined as (i) failure to meet the minimum requirements of the position, (ii) excessive absenteeism, (iii) insubordinate behavior, (iv) behavior which is disruptive to the work environment or detrimental to the performance of other employees, (v) negative comments about the Company to investors, customers or others outside the Company, (vi) breach of any corporate policy or code of conduct established by the Company, or

(vii) failure to perform the duties and responsibilities required of the Optionee at substantially the same level of performance previously established by the Optionee. The Optionee may be terminated for Unsatisfactory Performance by his or her direct supervisor. In the event that the Optionee does not agree with the reasons for such termination, the Optionee may appeal to the Committee, whose decision in the matter shall be final. To the extent that the actions giving rise to termination of service may qualify as both for “Cause” and “Unsatisfactory Performance,” the Committee shall have the sole discretion to determine which category shall apply to such termination.

e.	Other Termination by the Company. If the Optionee’s service relationship to the Company is terminated by the Company for any reason other than Cause or Unsatisfactory Performance after the Optionee has completed one year of service, the Option shall become fully vested and shall be exercisable for a period of one year after the date of termination. If the Optionee has not completed one year of service at the time of such termination by the Company, the Optionee shall, solely for the purpose of determining vesting under this Agreement, be credited with service through the next vesting date and the vested portion of the Option (including the portion vested as a result of such crediting of service) shall remain exercisable for a period of one year from the date of termination.

f.	Voluntary Resignation. If the Optionee voluntarily resigns or otherwise terminates his service relationship to the Company, the unvested portion of the Option shall immediately expire and cease to be exercisable. Any vested and unexercised portion of the Option shall remain exercisable for a period of 180 days from the date of voluntary resignation.

g.	Conduct by the Optionee. Notwithstanding the voluntary resignation or other termination of the Optionee, if the Company determines, prior to the delivery of shares upon any exercise of the Option, that the Optionee has engaged in conduct which would justify termination for Cause or Unsatisfactory Performance, the vesting terms and exercise period of any portion of the Option for which the exercise has not been completed may be retroactively extended to conform to the date of Optionee’s resignation or termination, with the effect that the Optionee’s rights in such shares shall expire on such date, and the Optionee shall not be entitled to receive such shares.

h.	Employment Agreements. If the Optionee is a party to any employment or consulting agreement with the Company that provides for treatment of the Option that is inconsistent with the provisions of this Section 5 or any other provision of this Agreement, the agreement providing the more favorable treatment to the Optionee shall prevail.

i.	Expiration of Option. If the Option is not exercised in accordance with the provisions of this Agreement during the period such Option remains exercisable pursuant to this Section 5, the Option shall expire and cease to be exercisable. In no event shall any of the above provisions serve to extend the period of exercise beyond the Expiration Date.

6) Method of Exercise. The Optionee shall exercise the Option by delivering a signed, written notice to the Company which states the election to exercise all or any part of the vested Option under this Agreement and the number of shares of Common Stock being purchased with respect thereto. Payment of the exercise price for the shares so purchased and any required tax withholding shall be made by any of the following methods:

a.	Payment in Cash. The Optionee may deliver the required payment or payments in cash, check or cash equivalent. The Optionee is not required to deliver certified funds, but the Company may delay delivery of the shares of Common Stock being purchased under the Option until it has received collected funds.

b.	Immediate Sales Proceeds. “Immediate Sales Proceeds” (sometimes referred to as “Broker-Assisted Cashless Exercise”), shall mean the assignment in a form acceptable to the Company of the proceeds of a sale of some or all of the shares acquired upon the exercise of the Option pursuant to a program and/or procedure conducted through a registered securities brokerage firm approved by the Company. Such procedure shall comply with the provisions of Regulation T of the Federal Reserve System, if applicable. The Company reserves the right, in its sole discretion, to decline to approve any such program and/or procedure.

c.	Tender of Company Shares. The Optionee may tender to the Company Qualified Shares of the Company’s Common Stock having a Fair Market Value not less than the exercise price plus the amount of any required tax withholding. For purposes of this Agreement, “Qualified Shares” means shares of the Company’s Common Stock which have either (i) been owned by the Optionee for more than six months or (ii) were not acquired, directly or indirectly, from the Company. For purposes of this Agreement, “Fair Market Value” is defined as the closing market price on the last trading day immediately preceding the date that written notice of exercise is delivered to the Company. Notwithstanding the foregoing, the Option may not be exercised by tender of Company shares if such tender would constitute a violation of the provisions of any law or regulation, or would conflict with any agreement or policy regarding the redemption of the Company’s Common Stock.

d.	Promissory Note. The Company may, in its sole discretion, permit the Optionee to satisfy the obligation for the exercise price and any required tax withholding through the delivery of a promissory note or other deferred payment arrangement. The terms of such promissory note shall be set by the Committee, in its sole discretion, and must comply with the terms of the Plan and all laws and regulations. The Company reserves the right, in its sole discretion, to decline to accept any such promissory note or other arrangement in payment for the obligations under this Agreement.

e.	Net Issuance of Shares. If the shares to be issued upon exercise of the Option are not registered under the Securities Act of 1933 (the “Act”) or are otherwise restricted as to resale by the Optionee, the Committee may, in its sole discretion, permit the Optionee to satisfy the obligation for payment of the exercise price and any required tax withholding through a reduction in the number of shares otherwise issuable upon exercise. Such reduction shall be based on the Fair Market Value of such shares. Under no circumstances shall the Committee be obligated to accept this method of exercise.

f.	Combination. Any of the foregoing methods that are permitted by their terms may be used by the Optionee in any combination.

7) Tax Status and Withholding. The provisions of the Code pertaining to Stock Options are complex, subject to varying interpretation and can have significant tax implications for the Optionee. The Optionee is strongly urged to consult with the Optionee’s own tax advisors regarding the tax effects of the exercise of this Option. The Company specifically disclaims any undertaking or obligation to advise the Optionee of these tax consequences and will not under any circumstances provide tax advice to the Optionee.

Upon receipt of a written notice of exercise from the Optionee, the Company shall advise the Optionee of the amount of any required income or other tax withholding due upon exercise. The Optionee must make arrangements to pay this amount in addition to the aggregate exercise price of the option shares in order to complete the exercise. The amount of the withholding shall be computed by the Company based on the guidance of its tax advisors and shall be presumed to be correct. If the Optionee is not in agreement with such guidance, he or she may submit an opinion from a qualified tax advisor for the consideration of the Company. The Committee shall review such opinion and make a final decision, which decision shall be binding on the Optionee.

8) Delivery of Shares; Registration. The Company shall deliver the shares of Common Stock upon exercise of the Option to the Optionee as soon as practicable, but in any event with ten (10) days of the date of exercise. The Company intends that the shares issuable pursuant to this Option will be registered under a Form S-8 Registration Statement (“Form S-8”) which covers the Plan. If such Form S-8 is effective, the Optionee has been or will be given and hereby acknowledges, prior to any exercise of the Option, the receipt of a Prospectus, which describes the Plan and provides disclosures about the Company’s business and financial information, including risk factors related to the investment in its Common Stock. The Company does not represent or warrant that such Form S-8 will be effective on the date of exercise. If the shares issuable upon exercise are not registered under a Form S-8 or are otherwise restricted as to resale by the Optionee under the provisions of the Act, the share certificates which are issued upon exercise of this Option will carry a restrictive legend, which will indicate that they have not been registered under the Act or are otherwise restricted as to resale. Shares which are not registered or are otherwise restricted may not be readily marketable and the Optionee should be aware that he or she may be required to bear the risk of an investment in the Common Stock for a period of at least one year, if not indefinitely. In this event, the Company may require the Optionee to make certain representations related to the investment in the Company’s Common Stock. The Optionee is urged to seek financial and/or legal advice to assess the financial considerations and potential risk of the decision to exercise the Option.

9) Non-Transferability of Option. This Option is not transferable by the Optionee other than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order, or (iii) as may be permitted under policies that may be adopted by the Committee in its sole discretion. Except as permitted by the preceding sentence, this Option, or any right granted under this Agreement, shall not be transferred, assigned, pledged, hypothecated or disposed of in any other way (whether by operation of law or otherwise), or be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or of such other rights contrary to the provisions hereof, or to subject the Option and such other rights to execution, attachment or similar process, shall be null and void.

10) Adjustment Provisions. In accordance with the provisions of the Plan, in the event of changes in the Common Stock by reason of any stock split, combination of shares, stock dividend, reclassification, merger, consolidation, reorganization, recapitalization or similar adjustment prior to the delivery by the Company of all the shares covered by the Option, the Company shall make appropriate adjustments to the number, class and purchase price of the shares which remain subject to the Option. The Company shall notify the Optionee in writing of any such adjustments.

11) Change in Status of the Company. In accordance with the provisions of the Plan, any Corporate Transaction or Change of Control (as such terms are defined in the Plan) shall result in the modification of certain provisions of this Option. Unless the Option granted pursuant to this Agreement is assumed in a transaction to which Section 425(a) of the Code applies, if the Company shall (i) merge or consolidate with another corporation under circumstances where the Company is not the surviving corporation, (ii) sell all, or substantially all, of its assets, or (iii) liquidate or dissolve, then the Option shall terminate on the date and immediately prior to the time such merger, consolidation, sale, liquidation or dissolution becomes effective or is consummated, provided that the Optionee shall have the right immediately prior to the effectiveness or consummation of such merger, consolidation, sale, liquidation or dissolution, to exercise any or all of the vested portion of the Option, unless such Option has otherwise expired or been terminated pursuant to its terms or the terms of the Plan or this Agreement. In the event of such merger, consolidation, sale, liquidation or dissolution, any portion of an outstanding Option which would have vested within eighteen months of the date on which such merger, consolidation, sale, liquidation or dissolution becomes effective or is consummated shall vest immediately prior to the effectiveness or consummation of such merger, consolidation, sale, liquidation or dissolution and shall be part of the vested portion of the Option which the Optionee may exercise. Furthermore, the Board of Directors of the Company, in its sole discretion, shall be permitted under this Agreement to provide for immediate and full vesting of this Option in contemplation of and prior to consummation of any change in status of the Company.

12) No Rights as a Shareholder. The Optionee shall have no rights and privileges of a shareholder of the Company with respect to any of the shares subject to the Option unless and until such shares shall have been issued to the Optionee. Except as may be specifically provided in the Plan or this Agreement, including, without limitation, the provisions of Section 10 hereof, the Optionee shall have no right to receive dividends on shares which have not been exercised, nor shall any adjustment be made for cash dividends or similar rights granted prior to the date of exercise of the Option.

13) No Obligation to Maintain Relationship or Grant Options. Nothing contained in this Agreement or the Option granted hereby shall obligate the Company in any way to continue the employment or other relationship of the Optionee to the Company, nor shall it interfere in any way with the right of the Company to terminate the employment or services of the Optionee at any time. The Optionee also agrees and acknowledges that the grant of the Option is completely discretionary and that the Company is under no obligation to make any future grants of stock options to the Optionee.

14) Incorporation of Plan Provisions. This Agreement is being entered into pursuant to, and is subject to, the terms and provisions of the Plan, a copy of which has been provided to the Optionee. All of the terms and provisions of the Plan are incorporated herein by reference. Any amendments to the Plan which are made subsequent to the Date of Grant shall only be binding if they are to the benefit of the Optionee. If the terms of this Agreement and the Plan are in conflict, such conflict shall generally be resolved in favor of the Optionee, subject to the final decision of the Committee, which decision shall be binding on the Optionee. All matters of administration or interpretation of this Agreement or the Plan shall be determined by the Committee or by management of the Company to the extent such duties have been delegated by the Committee.

15) Notices. Notices and other communications provided for herein shall be in writing and shall be hand delivered or sent by certified mail, return receipt requested, to the appropriate address set forth below, subject to written notice of change of address given by any party to the other party, and such notices and communications shall be deemed to be given upon dispatch:

If to the Company, to:

Transmeridian Exploration, Inc.

Attn: Chief Executive Officer

300 N. Sam Houston Pkwy E, Suite 300

Houston, Texas 77060

(281) 999-9091 (Phone)

(281) 999-9094 (Fax)

If to the Optionee, at the address stated below his or her signature on this Agreement.

15. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws. If any provision of this Agreement or the Plan shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, such provision shall be reformed to the minimum extent necessary to cause such provision to be valid and enforceable, while preserving the intent of the parties. If such provision cannot be so reformed, such provision shall be severed from the Agreement or the Plan and the remaining terms and provisions of the Agreement and the Plan shall remain valid and enforceable to the maximum extent possible.

16. Successors. The provisions of this Agreement shall be binding upon, and inure to the benefit of, all successors and assigns of the Company, and all successors and assigns of the

Optionee, including, without limitation, his or her estate and the executors, administrators or trustees thereof, his or her heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of the Optionee.

17. Modification. This Agreement, together with the Plan, constitutes the entire agreement and understanding between the parties hereto and when executed supercedes any prior oral or written agreements and understandings related to the Option. This Agreement may be modified or amended only by a written instrument executed by the Company and the Optionee, except as specifically provided to the contrary by the Plan or this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TRANSMERIDIAN EXPLORATION INCORPORATED

By:
Lorrie T. Olivier
President and Chief Executive Officer

OPTIONEE

Print Name:

Address: